Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
By and Among
HOME BANCSHARES, INC.,
HBI ACQUISITIONS, INC.,
CENTENNIAL BANCSHARES, INC.
and the
PRINCIPAL SHAREHOLDERS
OF CENTENNIAL BANCSHARES , INC.

Dated as of August 24, 2007

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER	1
RECITALS	1
DEFINITIONS	2
ARTICLE I. MERGER	9
ARTICLE II. CONSIDERATION	9
ARTICLE III. ACTIONS PENDING CONSUMMATION	13
ARTICLE IV. REPRESENTATIONS AND WARRANTIES	14
ARTICLE V. COVENANTS	28
ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGER	31
ARTICLE VII. TERMINATION	35
ARTICLE VIII. POST-CLOSING MATTERS	36
ARTICLE IX. OTHER MATTERS	41
LIST OF EXHIBITS
CBI SCHEDULES
HBI SCHEDULES
-i-

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of the 24th day of August, 2007 (this “Agreement” or “Plan”), is by and among HOME BANCSHARES, INC., an Arkansas corporation (“HBI”), HBI ACQUISITIONS, INC., an Arkansas corporation (“HBI Acquisitions”), CENTENNIAL BANCSHARES, INC., an Arkansas corporation (“CBI”), and those shareholders of CBI identified on the signature pages hereto (collectively, the “Principal Shareholders”).
RECITALS
     (A) HBI. HBI is a corporation duly organized and existing in good standing under the laws of the State of Arkansas, with its principal executive offices located in Conway, Arkansas. HBI is a financial holding company subject to regulation by the Federal Reserve Board. As of the date of this Plan, HBI has 50,000,000 authorized shares of common stock, $0.01 par value (“HBI Common Stock”), of which 17,238,530 shares are issued and outstanding as of August 8, 2007. As of June 30, 2007 there were outstanding stock options or convertible securities entitling the holder to acquire approximately 1,024,000 shares of HBI Common Stock at an average exercise price of $11.94 per share.
     (B) HBI ACQUISITIONS. HBI Acquisitions is a corporation duly organized and existing in good standing under the laws of the State of Arkansas, with its principal executive offices located in Conway, Arkansas. As of the date of this Plan, HBI Acquisitions has 1,000 authorized shares of common stock, $0.01 par value per share (“HBI Acquisitions Common Stock”), of which 100 shares are issued and outstanding. All of the issued and outstanding shares of HBI Acquisitions Common Stock are owned by HBI.
     (C) CBI. CBI is a corporation duly organized and existing in good standing under the laws of the State of Arkansas, with its principal executive offices located in Little Rock, Arkansas. CBI is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, CBI has 100,000 authorized shares of common stock, $0.01 par value (“CBI Common Stock”), of which 67,579 shares of CBI Common Stock are issued and outstanding, or will be prior to the Effective Date. CBI has no other class of capital stock authorized, other than $3,000,000 in trust preferred securities. There are no options issued and outstanding with respect to the CBI Common Stock.
     (D) CENTENNIAL BANK. Centennial Bank (“Centennial”) is an Arkansas state bank duly organized and existing in good standing under the laws of the State of Arkansas with its main office located in Little Rock, Arkansas. As of the date of this Plan, Centennial has 8,000 authorized shares of common stock, $25 par value per share (“Centennial Common Stock”), of which 3,059.99 shares are issued and outstanding. Centennial has no other class of capital stock authorized. All of the issued and outstanding shares of Centennial Common Stock are owned by CBI.
     (E) PRINCIPAL SHAREHOLDERS. The Principal Shareholders are individual shareholders of CBI, collectively owning 91% of the outstanding CBI Common Stock. Each of the Principal Shareholders is a director of CBI and Centennial, and some of the Principal Shareholders are officers of CBI and/or Centennial.
     (F) APPROVALS. At meetings of the respective boards of directors of CBI, HBI and HBI Acquisitions, each such board has approved and authorized the execution of this Plan in counterparts.
     In consideration of their mutual promises and obligations, the Parties further agree as follows:
DEFINITIONS
     (A) DEFINITIONS. Capitalized terms used in this Plan have the following meanings:
     “A.C.A.” means the Arkansas Code Annotated, as amended.
     “Accredited Investor” has the meaning assigned to such term in Rule 501 promulgated under the Securities Act.
     “Adjusted Cash Earnings Before Tax” has the meaning assigned to such term in Section 8.2.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.
     “Aggregate Merger Consideration” has the meaning assigned to such term in Section 2.1(E).
     “Agreement” or “Plan” means this Agreement and Plan of Merger, together with all Exhibits and Schedules annexed hereto, and incorporated by specific reference, as a part hereof.
     “Appraisal Laws” means A.C.A. §§ 4-27-1301 through 1331.
     “Arkansas Banking Laws” means A.C.A. §§ 23-45-101 through 23-50-110.
     “Asset Classification” has the meaning assigned to such term in Section 4.1(U).
     “Base Amount” has the meaning assigned to such term in Section 8.2.
     “Business Day” means any day other than a Saturday, Sunday, or a day on which banks in Arkansas are required or authorized to be closed.
     “Capital” means capital stock, surplus and retained earnings determined in accordance with GAAP. Unrealized gains or losses in investment securities will be included when determining Capital.
     “Carry-Over Control Period” has the meaning assigned to such term in Section 8.1.

     “Cash Consideration” has the meaning assigned to such term in Section 2.1(A).
     “Cause” has the meaning assigned to such term in Section 8.1.
     “CBI” means Centennial Bancshares, Inc., an Arkansas corporation as set forth in paragraph (C) of the Recitals.
     “CBI Common Stock” has the meaning assigned to such term in paragraph (C) of the Recitals.
     “CBI Tax Returns” has the meaning assigned to such term in Section 4.1(BB).
     “Centennial” means Centennial Bank, as set forth in paragraph (D) of the Recitals.
     “Centennial Common Stock” has the meaning assigned to such term in paragraph (D) of the Recitals.
     “Code” has the meaning assigned to such term in Section 4.1(R)(2).
     “Compensation and Benefit Plans” has the meaning assigned to such term in Section 4.1(R)(1).
     “Confidentiality Agreement” means that certain Confidentiality Agreement executed by and between CBI and HBI on June 5, 2007.
     “Contingent Cash Consideration” has the meaning assigned to such term in Section 8.2.
     “Contingent Consideration” means the Contingent Cash Consideration and the Contingent Stock Consideration.
     “Contingent Stock Consideration” has the meaning assigned to such term in Section 8.2.
     “Contract” has the meaning assigned to such term in Section 4.1(O).
     “Control” with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by Contract, or otherwise.
     “Core Deposit Intangible Amortization” has the meaning assigned to such term in Section 8.2.
     “Covered Years” has the meaning assigned to such term in Section 2.1(E).
     “Deductible” has the meaning assigned to such term in Section 8.2(B).
     “Derivatives Contract” means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Financial Reports of CBI, and (2) is a derivative contract (including various combinations thereof).

     “Disclosing Party” has the meaning assigned to such term in Section 5.5(D).
     “Dissenting Shareholder” means any Holder of CBI Common Stock who has timely and properly exercised dissenters’ rights in accordance with the Appraisal Laws.
     “Effective Date” has the meaning assigned to such term in Section 1.2.
     “Eligible Holder” has the meaning assigned to such term in Section 2.1(D).
     “Environmental Law” means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose Liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.
     “ERISA” has the meaning assigned to such term in Section 4.1(R)(2).
     “ERISA Affiliate” has the meaning assigned to such term in Section 4.1(R)(3).
     “ERISA Plans” has the meaning assigned to such term in Section 4.1(R)(2).
     “Escrow Agent” means Community First Trust Company, as Escrow Agent under the Escrow Agreement.
     “Escrow Agreement” has the meaning assigned to such term in Section 2.1(E).
     “Exception Shares” has the meaning ascribed to such term in Section 2.1(B).
     “FDIC” means the Federal Deposit Insurance Corporation.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

     “Financial Reports” (1) as to CBI and HBI, means their respective audited consolidated balance sheets and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years or periods ended December 31, 2005 and December 31, 2006, and unaudited consolidated balance sheets and the related statements of income, changes in shareholders’ equity and cash flows for the six (6)-month period ended June 30, 2007; (2) as to Centennial, means its call reports for the fiscal years ended December 31, 2005 and December 31, 2006; and (3) all other financial reports filed or to be filed subsequent to December 31, 2006, in the form filed with the Federal Reserve Board, FDIC and the Arkansas State Bank Department.
     “Fractional Share Consideration” has the meaning assigned to such term in Section 2.1(C).
     “GAAP” means generally accepted accounting principles consistently applied.
     “Governing Documents” means the articles of incorporation, charter, and bylaws of the subject entity, including all amendments thereto.
     “Hazardous Material” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.
     “HBI” means Home BancShares, Inc., an Arkansas corporation and registered financial holding company as set forth in paragraph (A) of the Recitals.
     “HBI Acquisitions” means HBI Acquisitions, Inc., an Arkansas corporation as set forth in paragraph (B) of the Recitals.
     “HBI Acquisitions Common Stock” has the meaning assigned to such term in paragraph (B) of the Recitals.
     “HBI Common Stock” has the meaning assigned to such term in paragraph (A) of the Recitals.
     “HBI Filings” means the Form 10-K for the year ended December 31, 2006, the Form 10Q for the quarter ended March 31, 2007, the Form 10-Q for the quarter ended June 30, 2007, and any Current Reports on Form 8-K filed since January 1, 2007, each as filed by HBI with the Securities and Exchange Commission.
     “HBI Tax Returns” has the meaning assigned to such term in Section 4.2(P).
     “Holder” means a holder of any of the shares of CBI Common Stock, excluding Exception Shares, on the Effective Date.

     “Holder Representative” has the meaning assigned to such term in Section 8.2.
     “Holder’s Payment Election” has the meaning assigned to such term in Section 8.2(C).
     “Identified Loans” has the meaning assigned to such term in Section 2.1(E).
     “Imputed Capital Charge” has the meaning assigned to such term in Section 8.2.
     “Insured Depository Institution” has the meaning given it in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute.
     “Intellectual Property Rights” has the meaning given such term in Section 4.1(L).
     “IRS Examination Reduction” has the meaning assigned to such term in Section 2.1(E).
     “Knowledge” (and “Know” or “Known”) means the actual (but not the constructive) knowledge of the Chairman, Chief Executive Officer, President, Chief Financial Officer, and Chief Lending Officer of the entity.
     “Liability” means any debts, liabilities, obligations and Contracts of the Party, whether the same shall be matured or un-matured; whether accrued, absolute, contingent or otherwise.
     “Loan/Fiduciary Property” means any property owned or Controlled by CBI or any of its Subsidiaries or in which CBI or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where CBI or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.
     “Loan Reduction” has the meaning assigned to such term in Section 2.1(E).
     “Material” (and “Materially”) means, with respect to any Party, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Plan by such Party) that (a) has or is reasonably likely to have a material adverse effect on or constitute a material adverse change in the financial condition, results of operations, business, or future operations of such Party or, as applicable, its Subsidiaries, or (b) would impair such Party’s ability to perform its obligations under this Plan or the consummation of any of the transactions contemplated by this Plan; provided, however that the occurrence of the following event or circumstance will not be deemed “Material”: (i) acts of terrorism or war (whether or not declared); (ii) a change in laws or regulations applicable to CBI or HBI, respectively; or (iii) general business or financial condition affecting the commercial banking industry generally. Any such event, occurrence or circumstance that has been previously disclosed in writing prior to the date of this Agreement shall not be deemed Material.
     “Merger” means the merger of HBI Acquisitions with and into CBI as described in Section 1.1.
     “Merger Consideration” means the Stock Consideration and any Fractional Share Consideration an Eligible Holder will receive pursuant to ARTICLE II and the Cash

Consideration a Holder of CBI Common Stock who is not an Accredited Investor will receive pursuant to ARTICLE II.
     “Merger Consideration Reduction” has the meaning assigned to such term in Section 2.1(E).
     “Multiemployer Plans” has the meaning assigned to such term in Section 4.1(R)(2).
     “Other Adjustments” has the meaning assigned to such term in Section 8.2.
     “Participation Facility” means any facility in which CBI or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.
     “Party” means a party to this Plan.
     “Payment Notice” has the meaning assigned to such term in Section 8.2(C).
     “Pension Plan” has the meaning assigned to such term in Section 4.1(R)(2).
     “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.
     “Plan” or “Agreement” means this Agreement and Plan of Merger, together with all Exhibits and Schedules annexed hereto, and incorporated by specific reference, as a part hereof.
     “Principal Shareholders” means those individual shareholders of CBI identified on the signature pages hereto, each of whom is a director of CBI and Centennial, and some of whom are officers of CBI and/or Centennial.
     “Regulation D” means Regulation D promulgated under the Securities Act.
     “Regulatory Authorities” means federal or state governmental agencies, authorities or departments (1) charged with the supervision or regulation of depository institutions or (2) engaged in the insurance of deposits.
     “Requesting Party” has the meaning assigned to such term in Section 5.5(D).
     “Required Rule 506 Representations” has the meaning assigned to such term in Section 2.2(C).
     “Required Rule 506 Restrictions” has the meaning assigned to such term in Section 2.2(C).
     “Restricted Securities” has the meaning assigned to such term in Regulation D.

     “Rights” means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock.
     “Rule 506” means Rule 506 promulgated under Section 4(2) of the Securities Act.
     “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.
     “Securities Regulatory Authority” means the U.S. Securities and Exchange Commission and any applicable stock exchange, self-regulatory, state or other similar securities regulatory authority.
     “Stock Consideration” has the meaning assigned to such term in Section 2.1(A).
     “Subsidiary” means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.
     “Surviving Corporation” has the meaning assigned to such term in Section 1.1(A).
     “Takeover Restrictions” has the meaning assigned to such term in Section 4.1(Y).
     “Taxes” means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.
     “Termination Date” has the meaning assigned to such term in Section 5.1.
     “Third Party” means any person or group and their respective directors, officers, employees, representatives, and agents other than HBI, CBI, or any of their Subsidiaries, and their respective directors, officers, employees, representatives, and agents.
     “Total Outstanding Balance” has the meaning assigned to such term in Section 2.1(E).
     “Transmittal Form” has the meaning assigned to such term in Section 2.2(B).
     (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the word “including” means including without limitation; the words “hereof,” “herein,” “hereunder,” “in this Plan” and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Unless otherwise stated, references to

Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.
ARTICLE I. MERGER
     1.1. THE MERGER. Subject to the provisions of this Plan, on the Effective Date:
          (A) SURVIVING CORPORATION. In accordance with the applicable provisions of the Arkansas Business Corporation Act of 1987, A.C.A. § 4-27-101, et seq., HBI Acquisitions shall be merged with and into CBI pursuant to the terms and conditions of this Plan and pursuant to the Articles of Merger substantially in the form of Exhibit A. Upon consummation of the Merger, the separate existence of HBI Acquisitions shall cease and CBI shall continue as the surviving corporation (the “Surviving Corporation”) under the corporate name it possesses immediately prior to the Effective Date.
          (B) GOVERNING DOCUMENTS. The Governing Documents of the Surviving Corporation shall be those of CBI, as in effect immediately prior to the Merger becoming effective. The directors and officers of CBI in office immediately prior to the Merger becoming effective shall be the directors and officers of the Surviving Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
          (C) EFFECT OF THE MERGER. On the Effective Date, the effect of the Merger shall be that (1) the title to all real estate and other property owned by CBI or HBI Acquisitions is vested in the Surviving Corporation and shall not revert or be in any way impaired by reason of the Merger; (2) the Surviving Corporation shall be liable for all Liabilities of CBI and HBI Acquisitions, whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of CBI or HBI Acquisitions, in the same manner as if the Surviving Corporation had itself incurred such Liabilities or obligations; and (3) a proceeding pending by or against CBI or HBI Acquisitions may be continued as if the Merger had not taken place, or the Surviving Corporation may be substituted in place of CBI or HBI Acquisitions.
     1.2. EFFECTIVE DATE. Unless the Parties agree upon another date, the “Effective Date” will be January 1, 2008, subject to the prior fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, ARTICLE VI. If the Merger is not consummated in accordance with this Plan on or prior to the Termination Date, either Party may terminate this Plan in accordance with ARTICLE VII. On or before the Effective Date, Articles of Merger will be filed with the Secretary of State of Arkansas and Secretary of State of Arkansas in accordance with applicable law.
ARTICLE II. CONSIDERATION
     2.1 MERGER CONSIDERATION. On the Effective Date, without any action on the part of HBI, CBI, or the holder of any of the shares of CBI Common Stock, the Merger shall be effected in accordance with the following terms:

     (A) STOCK OR CASH CONSIDERATION. Subject to the provisions of Sections 2.1(B), 2.1(C), 2.1(E) and 2.2, (i) each Holder who is an Accredited Investor shall receive the number of whole shares of HBI Common Stock equal to the product of 16.8153 and the number of shares of such Holder’s CBI Common Stock surrendered for Merger Consideration (“Stock Consideration”) and (ii) each Holder who is not an Accredited Investor shall receive a cash payment equal to the product of (x) $22.00, (y) 16.8153 and (z) the number of shares of such Holder’s CBI Common Stock surrendered for Merger Consideration (“Cash Consideration”). The total Merger Consideration to be paid is $24,999,945.50 (“Aggregate Merger Consideration”) based upon HBI Common Stock being valued at $22 per share. No interest shall be paid on any Merger Consideration.
     (B) EXCEPTION SHARES. All shares of CBI Common Stock owned directly by CBI (including treasury shares), or any of its Subsidiaries (in each case other than shares in trust accounts or in another fiduciary capacity, managed accounts and the like or shares held in satisfaction of a debt previously contracted) (the “Exception Shares”) shall be cancelled and retired as of the Effective Date and shall not thereafter represent capital stock of the Surviving Corporation and shall not be exchanged for Merger Consideration or any other consideration.
     (C) FRACTIONAL SHARE CONSIDERATION. Notwithstanding any other provision of this Plan, no fractional shares of HBI Common Stock and no certificates, scrip or other evidence of ownership of fractional shares will be issued in the Merger. HBI shall pay to each Holder of CBI Common Stock who would otherwise be entitled to a fractional or partial share of HBI Common Stock an amount of cash equal to $22.00 multiplied by such fraction of a share otherwise owed the Holder (the “Fractional Share Consideration”). No such Holder shall be entitled to dividends, interest, or any other rights in respect to such fractional shares and no interest shall be paid on the Fractional Share Consideration.
     (D) RULE 506 EXEMPTION. The offering of HBI Common Stock to Holders of CBI Common Stock who are Accredited Investors (each, an “Eligible Holder”) is being made pursuant to the exemption from registration under Section 4(2) of the Securities Act and Rule 506. Each Eligible Holder must deliver his or her Transmittal Form, including the Required Rule 506 Representations, as a condition to receipt of his or her portion of the Merger Consideration.
     (E) POTENTIAL REDUCTION OF MERGER CONSIDERATION; ESCROW. The Aggregate Merger Consideration shall be reduced (the “Merger Consideration Reduction”) on a dollar-for-dollar basis for (1) the after tax effect of any tax adjustments, penalties and interest made to the federal or state income tax returns of CBI as a result or arising out of the examination of CBI by the Internal Revenue Service referred to in Schedule 4.1(BB) which causes CBI to have to pay any income tax for, or attributable to, taxable years 2004, 2005 and 2006 (the “Covered Years”) or which reduces or eliminates the net operating loss or other tax benefit(s) claimed or taken by CBI or its predecessors in its (or their) tax returns for the Covered Years (the “IRS Examination Reduction”) and (2) any Loss or Losses sustained by Centennial on or prior to December 31, 2009 on the loans and borrowers identified (the “Identified Loans”) in a confidential letter from CBI to HBI (which confidentiality is occasioned by confidentiality laws) (the “Loan Reduction”), provided, however, that the Merger

Consideration Reduction shall not exceed $1,000,000 in the case of the IRS Examination Reduction and $2,000,000 in the case of the Loan Reduction. As used in this Section 2.1(E), “Loss” or “Losses” means, as of December 31, 2009, the sum of (a) the amount of the total outstanding principal, accrued and unpaid interest, and any other amounts advanced by Centennial (the “Total Outstanding Balance”) of or on the Identified Loans, (b) the Total Outstanding Balance of any renewals, extensions, refinancings or modifications of the Identified Loans, (c) the Total Outstanding Balance of all other loans to the same borrower, as that term is defined under the rules aggregating loans to one borrower applicable to Centennial whose loans are included as Identified Loans (other than those loans which HBI has agreed in writing shall not constitute a Loss) and (d) the dollar amount of any write-downs, write-offs or similar treatment by Centennial of the Identified Loans. The IRS Examination Reduction and the Loan Reduction shall only result in a Merger Consideration Reduction.
          On the Effective Date, HBI shall deduct from the Aggregate Merger Consideration and transfer to the Escrow Agent HBI Common Stock (valued at $22 per share) and cash with a total value of $3,000,000, each in the same proportion of HBI Common Stock and cash as the total Stock Consideration and Cash Consideration bears respectively to the Aggregate Merger Consideration, to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement among HBI, CBI and the Escrow Agent, to be dated as of the Effective Date (the “Escrow Agreement”) for the purpose of effecting the Merger Consideration Reduction. Certificates for the HBI Common Stock subject to the Escrow Agreement shall be issued in the names of the Eligible Holders.
          Any dispute arising under or out of this Section 2.1(E) shall be resolved by an independent certified public account, mutually selected by HBI and CBI, whose decision shall be binding on the Parties. The costs of such independent certified public account shall be split equally between HBI and the Holders, unless the independent certified public accountant shall determine that another apportionment of costs is more equitable.
     2.2. TRANSMITTAL PROCEDURES.
          (A) TENDER OF SHARES OF CBI COMMON STOCK AND DELIVERY OF CONSIDERATION. Any Merger Consideration into which shares of a Holder’s CBI Common Stock are converted on the Effective Date, and any dividends paid on shares of HBI Common Stock issued as Stock Consideration for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered on the Effective Date to such Holder only upon delivery to HBI of the certificates representing all of such Holder’s shares of CBI Common Stock (or an affidavit for indemnity satisfactory to HBI, in its sole judgment, if any of such certificates are lost, stolen or destroyed). No interest shall be paid on any dividends to which such Holder shall be entitled.
          (B) TRANSMITTAL OF SHARES. Each delivery of shares of CBI Common Stock by an Eligible Holder shall be accompanied by a transmittal form, in form and content satisfactory to HBI (the “Transmittal Form”), signed by the Holder(s) of such shares, which Transmittal Form shall, among other things, (i) contain stock powers sufficient to evidence the transfer of such shares to HBI, (ii) represent that the Holder(s) is (are) an Accredited Investor, (iii) make the representations required of Persons acquiring securities pursuant to Rule 506 (the

“Required Rule 506 Representations”), (iv) agree to the restrictions required by Regulation D and Rule 506 and acknowledge that each share of HBI Common Stock to be issued hereunder constitutes Restricted Securities (collectively, the “Required Rule 506 Restrictions”), and (v) agree to any other reasonable restrictions contained in the Transmittal Form. Each Eligible Holder shall submit to HBI a properly completed Transmittal Form at least 10 days prior to the Effective Date, together with certificate(s) evidencing shares of CBI Common Stock owned by such Holder. Failure to submit a properly completed Transmittal Form at least 10 days prior to the Effective Date shall result in that Holder not being deemed to be an Accredited Investor. Once submitted, the Transmittal Form is irrevocable, provided the Merger is consummated hereunder. HBI shall be under no obligation to notify any Persons of any defect in a Transmittal Form. The Transmittal Form shall also include the Holder’s grant of a special power of attorney to the designated Holder Representative. HBI may also require Holders who are not Accredited Investors to also submit a transmittal form, in form and content satisfactory to HBI, to accompany their delivery of CBI Common Stock and designate the Holder Representative.
     2.3. CBI SHAREHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of CBI Common Stock shall cease to be, and shall have no rights as, shareholders of CBI other than to receive the consideration provided under this ARTICLE II, or (in the event that HBI shall waive the requirement that there be no Dissenting Shareholders) the rights of a Dissenting Shareholder who perfects those rights under the Appraisal Laws. On and after the Effective Date, there shall be no transfers on the stock transfer books of CBI or the Surviving Corporation of the shares of CBI Common Stock that were issued and outstanding immediately prior to the Effective Date.
     2.4. RESERVATION OF RIGHT TO REVISE TRANSACTION. In its sole discretion, and notwithstanding any other provision in this Plan to the contrary, HBI may at any time prior to the Effective Date revise the transaction as follows:
          (A) HBI may change the method of effecting its acquisition of CBI including, but not limited to, causing CBI to be merged directly into HBI for the purpose of acquiring CBI and becoming the Surviving Corporation in the Merger; provided, however, that (i) no such change shall change the amount, value or kind of consideration to be generally issued to Holders as provided for in this Plan and, provided further that the Merger Consideration set forth in Section 2.1 is not reduced, (ii) no delay caused by such a change shall be the basis upon which HBI terminates this Plan pursuant to Section 7.1(B), and (iii) no such change shall affect the rights and obligations of Centennial’s directors and officers as set forth in ARTICLE VIII.
          (B) If HBI elects to change the method of acquisition pursuant to this Section 2.4, CBI will cooperate with and assist HBI with any necessary amendment to this Plan, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for HBI, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.
          (C) Notwithstanding anything herein to the contrary, no change in the form of the transaction will be made if the effect of such change would result in the transaction not qualifying as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

ARTICLE III. ACTIONS PENDING CONSUMMATION
     Unless HBI otherwise agrees in writing, pending consummation of the Merger, CBI shall and shall cause Centennial and the Subsidiaries of either of them to conduct their respective business in the ordinary and usual course consistent with past practice and CBI shall use its best efforts to maintain and preserve CBI’s, Centennial’s and each of their other Subsidiaries’ business organization, employees and advantageous business relationships and retain the services of CBI’s, Centennial’s or, as applicable, their Subsidiaries’ officers and key employees identified by HBI, and neither CBI nor Centennial, without the prior written consent of HBI, will (or cause or allow any of their Subsidiaries to):
     3.1. CAPITAL STOCK. Except as disclosed in Schedule 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of CBI or any of its Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of CBI Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights.
     3.2. DIVIDENDS, ETC. Except for dividends made from the CBI Subsidiaries to CBI consistent with past practices, make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, split, subdivide, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.
     3.3. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary and usual course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.
     3.4. LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be directed by any regulatory agency: (A) change its lending, investment, liability management or other Material banking policies in any Material respect, or (B) commit to incur any further capital expenditures beyond those disclosed in Schedule 3.4 or incurred in the ordinary and usual course of business consistent with past practices and not exceeding $25,000 individually or $50,000 in the aggregate.
     3.5. LIENS AND ENCUMBRANCES. Subject any of its assets to a lien, charge, or encumbrance (including mortgage, pledge or security interest), or permit any such lien, charge or encumbrance to exist.
     3.6. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as disclosed in Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, grant any option in respect of CBI Common Stock or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary and usual course of business consistent with past practice; provided, however, that no increase of salary or compensation to an officer of CBI shall exceed fifteen percent (15%) of such officer’s current salary without the approval of HBI.
     3.7. BENEFIT PLANS. Except as disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.
     3.8. CONTINUANCE OF BUSINESS. Except as disclosed in Schedule 3.8, dispose of or discontinue any portion of its assets, business or properties, that is in excess of $10,000 individually or $25,000 in the aggregate, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity (except foreclosures or acquisitions by Centennial in its fiduciary capacity, in each case in the ordinary and usual course of business consistent with past practice).
     3.9. AMENDMENTS. Amend its Governing Documents.
     3.10. CLAIMS. Settle any claim, litigation, action or proceeding involving any Liability for money damages in excess of $10,000 or Material restrictions upon the operations of CBI or any of its Subsidiaries.
     3.11. CONTRACTS. Except as disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any Contract (excluding agreements and loans permitted under Section 3.12) of a value or requiring payments during the life of the Contract, including all options, in excess of $25,000, except in the ordinary and usual course of business consistent with past practice with respect to Contracts that are terminable by it without penalty on no more than 60 days prior written notice.
     3.12. LOANS. Extend credit or account for loans and leases other than in accordance with past practice or existing written lending policies and accounting practices, except that Centennial shall not, without the prior notice and consultation with HBI’s Chairman or President make any new loan or renew any existing loan which would result in an aggregate indebtedness outstanding to any one borrower in excess of $2,000,000. To the extent a loan by Centennial would be a violation of this Section 3.12, Centennial shall give written notice to HBI of its desire to make such loan and HBI will be permitted two business days to object to such loan. Centennial, however, may make such loan after such time period expires if no objection is made by HBI.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES
     4.1. REPRESENTATIONS AND WARRANTIES OF CBI. CBI hereby represents and warrants to HBI, now and as of the Effective Date, as follows:
          (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to CBI, Centennial and their Subsidiaries are true and correct.

          (B) ORGANIZATION, STANDING AND AUTHORITY. Each of CBI, Centennial, and any other Subsidiary of CBI is in good standing under the laws of the jurisdiction in which it is incorporated or organized and is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material effect on it. All of such jurisdictions are set forth on Schedule 4.1(B). Each of CBI and Centennial, and any other Subsidiary of CBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. Centennial is the only Subsidiary of CBI that is an Insured Depository Institution, and its deposits are insured by the Bank Insurance Fund of the FDIC subject to the limitations on such insurance. Except as disclosed in Schedule 4.1(B), Centennial is not subject to any orders, resolutions, commitments, agreements, undertakings, understandings, or consents that affect its status as such Insured Depository Institution.
          (C) SHARES. The outstanding shares of CBI and its Subsidiaries’ capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as disclosed in Schedule 4.1(C), there are no shares of capital stock or other equity securities of CBI or its Subsidiaries outstanding and no outstanding Rights with respect thereto.
          (D) CBI SUBSIDIARIES. CBI has disclosed in Schedule 4.1(D) a list of all of its Subsidiaries, and the number of authorized, issued, and outstanding shares of each class of stock and the percentages of ownership of CBI or a CBI Subsidiary. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to CBI or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no Contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary’s capital stock, and there are no Contracts, commitments, understandings or arrangements relating to the rights of CBI or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries are held by CBI or one of its Subsidiaries, are fully paid and non-assessable, and are owned by CBI or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Except as disclosed in Schedule 4.1(D), CBI does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization.
          (E) CORPORATE POWER. Each of CBI and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its Material properties and assets.
          (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Plan has been authorized by all necessary corporate action of CBI and this Plan is a valid and binding agreement of CBI, enforceable against CBI in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

          (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in Section 6.1, and any required filings under federal and state securities laws, and except as disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the consummation by CBI of the transactions contemplated by this Plan do not and will not Materially (1) constitute a breach of, or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of CBI or of any of its Subsidiaries or to which CBI or any of its Subsidiaries or its or their properties is subject or bound, or (2) constitute a breach of, or violation of, or a default under, the Governing Documents of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.
          (H) CBI FINANCIAL REPORTS. Except as disclosed in Schedule 4.1(H), the Financial Reports of each of CBI and Centennial: (a) did not and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements made therein, and in light of the circumstances under which they were made, were not misleading; (b) each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) are correct, complete, and in accordance with the books and records of and fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date; (c) each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Financial Reports (including any related notes and schedules thereto) are correct, complete, and in accordance with the books and records of and fairly presents and will fairly present the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein; and (d) in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
          (I) ABSENCE OF UNDISCLOSED LIABILITIES. To CBI’s Knowledge, neither CBI nor any of its Subsidiaries has any Material Liability, except (1) as disclosed on Schedule 4.1(I), (2) as reflected in its Financial Reports prior to the date of this Plan, and (3) for commitments and obligations made, or Liabilities incurred, in the ordinary and usual course of business consistent with past practice since June 30, 2007 and which are fully reflected as liabilities on that entity’s books and records. Except as disclosed on Schedule 4.1(I), since June 30, 2007, neither CBI nor any of its Subsidiaries has incurred or paid any Material Liability (including any Liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary).
          (J) [RESERVED.]
          (K) PROPERTIES. Except as disclosed in Schedule 4.1(K), CBI and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in the Financial Reports of CBI as being owned by CBI or its Subsidiaries as of the dates thereof. All buildings and all Material fixtures, equipment, and other property and assets that are held under leases or subleases by CBI or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability as are disclosed on Schedule 4.1(K). Other than month-to-month leases on operating equipment, all leases and subleases are identified on Schedule 4.1(K), and except as disclosed on such schedule, are fully transferrable to HBI as the Surviving Corporation under this Plan. CBI further represents, covenants and warrants that, except as disclosed in Schedule 4.1(K), taking their age and ordinary wear and tear into account, the assets and properties of CBI or any of its Subsidiaries are in good operating condition and repair and have been operated and maintained in the ordinary and usual course of business, consistent with past practice, other than those items of personal property not in use by CBI or its Subsidiaries as of the date hereof.
          (L) INTELLECTUAL PROPERTY RIGHTS. Schedule 4.1(L) lists all patents, patent rights, licenses, trade secrets, trademarks, service marks, trademark rights, trade names or trade name rights, copyrights, inventions and other intellectual property rights (“Intellectual Property Rights”) necessary for the ownership and operation of the business of CBI or any of its Subsidiaries in the manner in which the business has been historically and currently owned and operated by CBI or its Subsidiaries. None of the Intellectual Property Rights interferes with, infringes upon, misappropriates, or violates any intellectual property rights of third parties, and neither CBI nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To CBI’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any of the Intellectual Property Rights. Neither CBI nor any of its Subsidiaries has received any written notice with respect to any outstanding injunction, judgment, order, decree, ruling, or charge relating to any item of the Intellectual Property Rights, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of CBI or any of its Subsidiaries, is threatened which challenges the legality, validity, enforceability, use, or ownership of any of the Intellectual Property Rights.
          (M) LITIGATION; REGULATORY ACTION. Except as disclosed in Schedule 4.l(M), no litigation, proceeding or controversy before any court or governmental agency is pending or, to CBI’s Knowledge, threatened against CBI or any of its Subsidiaries, including, without limitation, any litigation, proceedings, or controversies that allege claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, or allege claims under any fair credit reporting laws or laws for the protection of non-public personal information, including the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act, and, to its Knowledge, no such litigation, proceeding or controversy has been threatened; and except as disclosed in Schedule 4.1(M), neither CBI nor any of its Subsidiaries or any of its or their Material properties or their officers, directors or Controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority or other governmental authority that would have an adverse effect on CBI or any of its Subsidiaries, and neither CBI nor any of its Subsidiaries has been advised by any of such Regulatory Authorities or other governmental authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.
          (N) COMPLIANCE WITH LAWS. Except as disclosed in Schedule 4.1(N), each of CBI and its Subsidiaries:
          (1) Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities or other governmental authority that are required in order to permit it to own its businesses presently conducted and that are Material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its Knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;
          (2) Has received no notification or communication from any Regulatory Authority or other governmental authority or the staff thereof (a) asserting that CBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority or governmental authority enforces, (b) threatening to revoke any license, franchise, permit or governmental authorization of CBI or any of its Subsidiaries, or (c) requiring any of CBI or its Subsidiaries (or any of its or their officers, directors or Controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);
          (3) Is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and
          (4) Is in compliance in all Material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and all fair credit reporting laws and laws for the protection of non-public personal information, including the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and the Fair and Accurate Credit Transaction Act.
          (O) MATERIAL CONTRACTS. Except as disclosed in Schedule 4.1(O) (and with a true and complete copy of the document or other item in question attached to such schedule), none of CBI or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any written or oral contract, indenture, agreement, lease, standby letter of credit, mortgage, loan or commitment (“Contract”) or Contracts obligating it or them to pay more than $25,000 in any year and which can be terminated upon not less than sixty (60) days’ notice, excluding those Contracts evidencing loans actually made by Centennial in the ordinary and usual course of business in an amount less than $250,000. Except as disclosed in Schedule 4.1(O), neither CBI nor any of its Subsidiaries is in default under any such Contract to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or any of its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as disclosed in Schedule 4.1(O), neither CBI nor any of its Subsidiaries is subject to or bound by any Contract containing covenants that limit the ability of CBI or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, CBI or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).
          (P) REPORTS. Since January 1, 2005 each of CBI and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Arkansas State Bank Department, (2) the FDIC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities or other governmental authority having jurisdiction with respect to CBI and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all Material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a Material fact or omit to state any Material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          (Q) BROKERS AND FINDERS. Except as set forth in Schedule 4.1(Q), neither CBI, Centennial, any CBI Subsidiary, nor any of their respective officers, directors or employees has employed any broker or finder, or agreed to pay any fees to any director or former director or incurred any Liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder, or director or former director of CBI and Centennial, has acted directly or indirectly for CBI, Centennial or any CBI Subsidiary, in connection with this Plan or the transactions contemplated hereby.
          (R) EMPLOYEE BENEFIT PLANS.
          (1) Schedule 4.1(R)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, Contracts or arrangements and any applicable “change of control” or similar provisions in any plan, Contract or arrangement maintained or contributed to by CBI or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the “Compensation and Benefit Plans”). True and complete copies of all Compensation and Benefit Plans of CBI and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to HBI.
          (2) All “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA

(“Multiemployer Plans”), covering employees or former employees of CBI and its Subsidiaries (the “ERISA Plans”), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as disclosed in Schedule 4.1(R)(2) each ERISA Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the “Code”) has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no Material litigation relating to the ERISA Plans pending or, to CBI’s Knowledge, threatened. Neither CBI nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject CBI or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be Material.
          (3) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by CBI or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with CBI under Section 4001(a)(15) of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither CBI nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.
          (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, except as disclosed in Schedule 4.1(R)(4). Neither CBI nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
          (5) Except as disclosed in Schedule 4.1(R)(5), under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no Material change in the financial condition of such plan since the last day of the most recent plan year.
          (6) Neither CBI nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in Schedule 4.1(R)(6). There are no restrictions on the rights of CBI or any of its Subsidiaries to amend or terminate any such plan without incurring any Liability thereunder.

          (7) Except as disclosed in Schedule 4.l(R)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of CBI or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from CBI or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.
          (S) NO KNOWLEDGE. CBI and its Subsidiaries Know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.
          (T) LABOR AGREEMENTS. Neither CBI nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is CBI or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
          (U) ASSET CLASSIFICATION. CBI and its Subsidiaries have disclosed in Schedule 4.1(U) a list, accurate and complete in all Material respects, of the aggregate amounts of loans, extensions of credit or other assets of CBI and its Subsidiaries that have been classified by it as of June 30, 2007 (the “Asset Classification”); and no amounts of loans, extensions of credit or other assets that have been classified as of June 30, 2007 by any regulatory examiner as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” “Loss,” or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by CBI or any Subsidiary prior to June 30, 2007, and which are also disclosed on Schedule 4.1(U).
          (V) ALLOWANCE FOR POSSIBLE LOAN LOSSES. Except as disclosed on Schedule 4.1(V), the allowance for possible loan losses shown on the consolidated balance sheets in the June 30, 2007 Financial Reports of CBI was and, to the Knowledge of CBI, shall be adequate to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.
          (W) INSURANCE. Each of CBI and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors’ and officers’ liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are Known to CBI, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material adverse effect on CBI or its Subsidiaries. Set forth in Schedule 4.l(W) is a list of all insurance policies maintained by or for the benefit of CBI or its Subsidiaries or their respective directors, officers, employees or agents.

          (X) BOOKS AND RECORDS. All books of account, minute books, stock record books and other records of CBI and all of its Subsidiaries, all of which have been made available to HBI, are complete and correct in all Material respects and have been maintained in accordance with the laws of the State of Arkansas for banks, bank holding companies, and corporations, and applicable rules and regulations promulgated thereunder and in accordance with sound business practices. The minute books of CBI and its Subsidiaries contain accurate and complete records in all Material respects of all meetings held of, and corporate action taken by, the shareholders, the boards of directors and committees of the boards of directors of CBI or a Subsidiary of CBI (as applicable), and no meeting of any such shareholders, boards of directors or committees has been held for which minutes have not been prepared and are not contained in such minute books. At the Effective Date, all of those books and records shall be in the possession of CBI and shall be delivered to HBI.
          (Z) NO FURTHER ACTION. CBI and its Subsidiaries have taken all action so that the entering into of this Plan and the consummation of the transactions contemplated by this Plan, or any other action or combination of actions, or any other transactions, contemplated by this Plan do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any Rights to any Person under the Governing Documents of CBI or any of its Subsidiaries or under any agreement to which CBI or any such Subsidiaries is a party, or (iii) restrict or impair in any way the ability of any Party to exercise the rights granted under this Plan.
     (AA) ENVIRONMENTAL MATTERS.
          (1) The Participation Facilities and the Loan/Fiduciary Properties are, and have been, in Material compliance with all Environmental Laws, except as disclosed on Schedule 4.1(AA)(1).
          (2) There is no investigation or proceeding pending or, to CBI’s Knowledge, threatened by or before any court, governmental agency or board or other forum in which CBI or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened investigations or proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by CBI or any of its Subsidiaries or any Participation Facility, except as disclosed in Schedule 4.1(AA)(2).
          (3) There is no investigation or proceeding pending or, to CBI’s Knowledge, threatened by or before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or CBI or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened investigations or proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a

Loan/Fiduciary Property, except for such investigations or proceedings disclosed in Schedule 4.1(AA)(3).
          (4) To CBI’s Knowledge, there is no reasonable basis for any investigation or proceeding of a type described in subparagraph (2) or (3) of this paragraph (AA), except as has been disclosed in Schedule 4.1(AA)(4).
          (5) To CBI’s Knowledge, and except as disclosed on Schedule 4.1(AA)(5), during the period of (a) ownership or operation by CBI or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by CBI or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by CBI or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property that violate Environmental Laws.
          (6) To CBI’s Knowledge, and except as disclosed on Schedule 4.1(AA)(6), prior to the period of (a) ownership or operation by CBI or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by CBI or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by CBI or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Fiduciary Property.
          (7) No underground storage tanks are located on any property of CBI or any of its Subsidiaries, or any Participation Facility or any Loan/Fiduciary Property except as disclosed in Schedule 4.1(AA)(7).
          (8) To CBI’s Knowledge, and except as disclosed in Schedule 4.1(AA)(8), neither CBI’s nor any of its Subsidiaries’ facilities have building components containing friable asbestos.
          (BB) TAX RETURNS. Except as disclosed in Schedule 4.1(BB), (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to CBI or its Subsidiaries, including consolidated federal income tax returns of CBI and its Subsidiaries (collectively, the “CBI Tax Returns”), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, and such CBI Tax Returns were true, complete and accurate in all Material respects, (2) all Taxes shown to be due on the CBI Tax Returns have been paid in full, (3) the CBI Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such CBI Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the CBI Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material effect on CBI or its Subsidiaries, except as reserved against in the Financial Reports of CBI, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of CBI or its Subsidiaries.
          (CC) ACCURACY OF INFORMATION. The statements with respect to CBI and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of CBI pursuant to the terms of or relating to this Plan are now, except as specifically noted hereunder, and as of the Effective Date true and correct in all Material respects, and do not omit any Material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, now and as of the Effective Date, not misleading.
          (DD) DERIVATIVES CONTRACTS. None of CBI or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as “structured notes” except for those Derivatives Contracts and structured notes disclosed in Schedule 4.1(DD). Schedule 4.1(DD) includes a list of any assets of CBI or its Subsidiaries that are pledged as security for each such Derivatives Contract.
          (EE) ACCOUNTING CONTROLS. Each of CBI and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all Material transactions are executed in accordance with management’s general or specific authorization in all material respects, (2) all Material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP in all material respects, and to maintain proper accountability for items, (3) access to the Material property and assets of CBI and its Subsidiaries is permitted only in accordance with management’s general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
          (FF) COMMITMENTS AND CONTRACTS. Neither CBI nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):
          (1) except as disclosed in Schedule 4.1(FF)(1), any employment Contract or understanding (including any understandings or obligations with respect to severance or termination pay Liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by CBI or any such Subsidiary without any obligation on the part of CBI or any such Subsidiary to make any payment in connection with such termination);
          (2) except as disclosed in Schedule 4.1(FF)(2), any Contract, commitment, or understanding with any Person related to or under the Control of any present or former officer, director, or employee of CBI or any of its Subsidiaries, to the extent that such Contract, commitment or understanding Materially impacts the financial condition of any of CBI or its Subsidiaries.
          (3) except as disclosed in Schedule 4.1(FF)(3), any real or personal property lease with annual rental payments aggregating $25,000 or more; or

          (4) except as disclosed in Schedule 4.1(FF)(4), any Material Contract with any Affiliate.
          (GG) CLAIMS OF OFFICERS, DIRECTORS, AND EMPLOYEES. To CBI’s Knowledge, except as disclosed on Schedule 4.1(GG), no officer or director of CBI or any of its Subsidiaries has any claims against CBI or any of its Subsidiaries, other than for their regular accrued but unpaid salary and/or director’s fee. Except as disclosed on Schedule 4.1(GG), there are no outstanding or potential claims by a present or former employee against CBI or any of its Subsidiaries under federal or state law, under any employment agreement, or otherwise, other than for wages, salary, or overtime pay owed in respect of the current pay period, or vacation or sick pay or time off owed in respect of the current fiscal year.
     4.2. REPRESENTATIONS AND WARRANTIES OF HBI. HBI hereby represents and warrants to CBI now and as of the Effective Date as follows:
          (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to HBI and HBI Acquisitions are true and correct.
          (B) ORGANIZATION, STANDING AND AUTHORITY. Each of HBI and HBI Acquisitions is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material effect on it. Each of HBI and HBI Acquisitions has in effect all federal state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.
          (C) SHARES. The outstanding shares of HBI and HBI Acquisitions are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as disclosed in the HBI Filings, there are no shares of capital stock or other equity securities of HBI or HBI Acquisitions outstanding and no outstanding Rights with respect thereto.
          (D) CORPORATE POWER. Each of HBI and HBI Acquisitions has the corporate power and authority to carry on its business as it is now being conducted and to own all its Material properties and assets.
          (E) CORPORATE AUTHORITY. This Plan has been authorized by all necessary corporate action of HBI and HBI Acquisitions and this Plan is a valid and binding agreement of HBI and HBI Acquisitions, enforceable against each in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The shares of HBI Common Stock issuable pursuant to this Plan have been duly authorized for issuance.
          (F) NO DEFAULTS. Subject to the approvals referred to in Section 6.1 and any required filings under federal and state securities laws, the execution, delivery and performance of this Plan and the consummation by HBI and HBI Acquisitions of the transactions contemplated by this Plan do not and will not Materially (1) constitute a breach of, or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of HBI or HBI Acquisitions, or to which HBI or HBI Acquisitions or the properties of either is subject or bound, or (2) constitute a breach of, or violation of, or a default under, the Governing Documents of HBI or HBI Acquisitions, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.
          (G) HBI FINANCIAL REPORTS. Except as disclosed in the HBI Filings, the Financial Reports of HBI: (a) did not and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; (b) each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) are correct, complete, and in accordance with the books and records of and fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date; (c) each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Financial Reports (including any related notes and schedules thereto) are correct, complete, and in accordance with the books and records of and fairly presents and will fairly present the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein; and (d) in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
          (H) ABSENCE OF UNDISCLOSED LIABILITIES. HBI has no Material Liability, except (1) as disclosed in the HBI Filings, (2) as reflected in its Financial Reports prior to the date of this Plan, and (3) for commitments and obligations made, or Liabilities incurred, in the ordinary and usual course of business consistent with past practice since June 30, 2007. Except as disclosed in the HBI Filings, or as fully reflected as liabilities on its books and records, since June 30, 2007, HBI has not incurred or paid any Material Liability (including any Liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary), that, individually or in the aggregate, is reasonably likely to have a Material effect on it.
          (I) NO EVENTS. Except as disclosed in the HBI Filings, since June 30, 2007, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material effect on HBI.
          (J) LITIGATION; REGULATORY ACTION. Except as disclosed in the HBI Filings, no litigation, proceeding or controversy before any court or governmental agency is pending or, to the knowledge of HBI, threatened against HBI that, individually, or in the aggregate, is reasonably likely to have a Material effect on HBI’s ability to consummate the Plan or any transaction contemplated hereunder.
          (K) NO KNOWLEDGE. HBI Knows of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

          (L) ACCURACY OF INFORMATION. The statements with respect to HBI contained in this Plan, the HBI Filings and any other written documents executed and delivered by or on behalf of HBI pursuant to the terms of this Plan are now, except as specifically noted hereunder, and as of the Effective Date true and correct in all Material respects, and such statements and documents do not omit any Material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, now and as of the Effective Date, not misleading.
          (M) COMPLIANCE WITH LAWS. Except as disclosed in the HBI Filings, each of HBI and HBI Acquisitions:
          (1) Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities or other governmental authority that are required in order to permit it to own its businesses presently conducted and that are Material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its Knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;
          (2) Has received no notification or communication from any Regulatory Authority or other governmental authority or the staff thereof (a) asserting that HBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority or governmental authority enforces, (b) threatening to revoke any license, franchise, permit or governmental authorization of HBI or any of its Subsidiaries, or (c) requiring any of HBI or its Subsidiaries (or any of its or their officers, directors or Controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);
          (3) Is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and
          (4) Is in compliance in all Material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and all fair credit reporting laws and laws for the protection of non-public personal information, including the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and the Fair and Accurate Credit Transaction Act.
          (N) BROKERS AND FINDERS. Neither HBI, HBI Acquisitions, nor any of their respective officers, directors or employees has employed any broker or finder, or agreed to pay any fees to any director or former director or incurred any Liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder, or director or former director of HBI, has acted directly or indirectly for HBI, or HBI Acquisitions, in connection with this Plan or the transactions contemplated hereby.

          (O) ALLOWANCE FOR POSSIBLE LOAN LOSSES. Except as disclosed in the HBI Filings, the allowance for possible loan losses shown on the consolidated balance sheets in the June 30, 2007 Financial Reports of HBI and to be shown on subsequent Financial Reports of HBI was and, to the Knowledge of HBI, shall be adequate to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.
          (P) TAX RETURNS. Except as disclosed in the HBI Filings, (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to HBI or its Subsidiaries, including consolidated federal income tax returns of HBI and its Subsidiaries (collectively, the “HBI Tax Returns”), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, and such HBI Tax Returns were true, complete and accurate in all Material respects, (2) all Taxes shown to be due on the HBI Tax Returns have been paid in full, (3) the HBI Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such HBI Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the HBI Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material effect on HBI or its Subsidiaries, except as reserved against in the Financial Reports of HBI, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of HBI or its Subsidiaries.
ARTICLE V. COVENANTS
     CBI hereby covenants to HBI, and HBI hereby covenants to CBI, as applicable, that:
     5.1. BEST EFFORTS.
     Each Party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or desirable, or advisable under applicable laws, including, as to CBI, the Takeover Restrictions and as to HBI, the Arkansas Banking Laws, so as to permit consummation of the Merger by March 31, 2008 (the “Termination Date”), and otherwise to enable consummation of the transactions contemplated by this Plan, and shall cooperate fully with the other Parties to that end.
     5.2. CORPORATE ACTIONS.
          (A) SHAREHOLDER VOTE. CBI shall use its best efforts to solicit and obtain votes of the holders of CBI Common Stock in favor of the Merger and of its transactions contemplated by this Plan (each of the Principal Shareholders hereby agreeing to vote in favor of the Merger and of the transactions contemplated by this Plan) and, subject to the exercise of its fiduciary duties, the board of directors of CBI shall recommend approval of the Merger and such transactions by its shareholders. CBI shall call a special meeting of the holders of CBI Common

Stock to be held as soon as practicable for voting on the transactions contemplated by this Plan (including the Merger) and designating the Holder Representative.
          (B) OFFERING CIRCULAR/PROXY STATEMENT. Each Party shall promptly assist the other in the preparation of any offering circular or proxy statement required by law in connection with their approval of the Merger and any other transactions contemplated by the Plan. Such offering circular and/or proxy statement, if any, shall conform to all applicable legal requirements, and shall include relevant disclosures regarding HBI and CBI as required by applicable securities laws for the offering of HBI Common Stock.
          (C) BOARD OF DIRECTORS ELECTION. HBI shall cause S. Gene Cauley to be elected to the Board of Directors of HBI at the first board meeting following the Effective Date.
     5.3. SECURITIES LAW COMPLIANCE. HBI shall comply with all applicable federal and state securities laws with regard to the offering, sale, and issuance of the HBI Common Stock.
     5.4. PUBLICITY. The Parties agree that (a) no communication of any kind, whether written, electronic, or oral, to the shareholders of CBI or HBI or otherwise regarding the Plan, including but not limited to, proxy statements and prospectuses, shall be made without the express prior written consent of the authorized officers of HBI and CBI, and (b) the contents of any such communication shall conform in all respects, whether written, electronic or oral, to the language agreed upon between the Parties; provided, however, if HBI or CBI is required by federal or state securities laws or otherwise to make disclosure of certain matters or take other action which would otherwise be covered by the terms of this section, it may make such disclosure or communication without the express prior written consent of the other Party, after first giving the other Party what the disclosing Party, in the exercise of its judgment, determines to be reasonable notice of such disclosure or communication.
     5.5. ACCESS; DUE DILIGENCE INFORMATION; CONFIDENTIALITY.
          (A) Upon reasonable notice, each Party shall afford the other Party or a Subsidiary of such Party and its officers, employees, counsel, accountants and other authorized representatives, full access, during normal business hours throughout the period up to the Effective Date, to all of their respective properties, books, Contracts, commitments and records of the Party or its Subsidiaries and shall furnish or cause to be furnished all such information as such Party may reasonably request.
          (B) [Reserved]
          (C) HBI, CBI and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith in accordance with the terms of the Confidentiality Agreement.
          (D) Each Party (the “Disclosing Party”) shall furnish promptly (and cause its accountants and other agents to furnish promptly) to the other Party (the “Requesting Party”) a copy of each Material report, schedule and other document filed by the Disclosing Party with any

Regulatory Authority or other governmental authority, and upon reasonable notice given by the Requesting Party, any other information regarding the business, properties, and personnel of the Disclosing Party as the Requesting Party may reasonably request, provided that no investigation pursuant to this Section 5.5 shall affect or be deemed to modify or waive any representation or warranty made by the Disclosing Party in this Plan or the conditions to the obligations of the Disclosing Party to consummate the transactions contemplated by this Plan.
     5.6. SOLE AGREEMENT TO SELL. Without the prior written consent of HBI, CBI, so long as this Plan is not terminated, shall not, and it shall cause its Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, CBI or any of its Subsidiaries or any merger or other business combination with CBI or any of its Subsidiaries other than as contemplated by this Plan. CBI shall instruct its and its Subsidiaries’ officers, directors, agents, advisors and Affiliates to refrain from doing any of the foregoing and shall notify HBI immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, CBI or any of its Subsidiaries.
     5.7. HBI COMMON STOCK ADJUSTMENTS. In the event that, prior to the Effective Date, HBI changes the number of shares of HBI Common Stock issued and authorized as a result of a stock split, stock dividend, or similar transaction with respect to the outstanding HBI Common Stock, the exchange ratio set out in Section 2.1(A) shall be adjusted accordingly.
     5.8. STATE TAKEOVER LAW. CBI shall not take any action that would cause the transactions contemplated by this Plan to be subject to any Takeover Restrictions, and CBI shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from any Takeover Restrictions.
     5.9. NO RIGHTS TRIGGERED. Except for those consents of Third Parties disclosed on Schedule 4.1(G), CBI shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Merger) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not (A) result in the grant of any Rights to any Person under the Governing Documents of CBI or under any agreement to which CBI or any of its Subsidiaries is a party, or (B) restrict or impair in any way, including but not limited to a violation of Section 5.8 with respect to Takeover Restrictions, the ability of HBI to exercise the rights granted under this Plan.
     5.10. REGULATORY APPLICATIONS. HBI shall (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, including pursuant to the Arkansas Banking Laws, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Merger by HBI.
     5.11. REGULATORY DIVESTITURES. No later than the Effective Date, CBI shall cease engaging in such activities as HBI shall advise CBI in writing are not permitted to be engaged in by HBI under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, CBI shall divest any Subsidiary engaged in activities or holding assets that are impermissible for HBI, on terms and conditions agreed to by HBI; provided, however, that prior to CBI taking such action, HBI shall certify that the conditions to its obligations under Sections 6.1 and 6.2 to consummate the transactions contemplated by this Plan have been satisfied or waived.
     5.12. CURRENT INFORMATION.
          During the period from the date of this Plan to the Effective Date:
          (A) Each of CBI and HBI shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.
          (B) Each of CBI and HBI shall promptly notify the other of (1) any Material change in the business or operations of it or its Subsidiaries, (2) any Material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority or other governmental authority relating to it, or as applicable its Subsidiaries, (3) the initiation or threat of Material litigation involving or relating to it or its Subsidiaries, (4) any Material event or condition, or (5) any other event which causes its covenants to be breached or its representations or warranties (or any Schedule thereto) to no longer be true and correct.
     5.13. DIRECTOR AND OFFICER LIABILITY INSURANCE. Prior to the Effective Date, CBI may obtain and prepay “tail” coverage on director and officer liability insurance for a period of three (3) years following the Effective Date, with policy limits not in excess of $2,000,000 per occurrence, on each person serving as an officer or director of CBI and each CBI Subsidiary immediately prior to the Effective Date against all damages, Liabilities, judgments, and claims (and related expenses, including reasonable attorney fees and amounts paid in settlement) with respect to acts or omissions of such officers and directors based upon or arising from his or her capacity as an officer or director of CBI or a CBI Subsidiary, occurring on or prior to the Effective Date.
ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGER
     6.1. CONDITIONS TO EACH PARTY’S OBLIGATIONS. The obligation of each Party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Effective Date, of the following conditions:
          (A) SHAREHOLDER VOTE. The shareholders of CBI, shall have approved of the transactions contemplated herein (including approval of the Merger) as provided in Section 5.2.
          (B) REGULATORY APPROVALS. The Parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of HBI or CBI, as the case may be, would deprive HBI or CBI, as the case may be, of the Material economic or business benefits of the transactions contemplated by this Plan.
          (C) NO PENDING OR THREATENED CLAIMS. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a Material risk of the restraint or the prohibition of the transactions contemplated by this Plan or the obtaining of Material damages or other relief in connection therewith.
          (D) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.
     6.2. CONDITIONS TO OBLIGATIONS OF HBI. Unless waived in writing by HBI, the obligations of HBI and HBI Acquisitions to consummate the transactions contemplated by this Plan are subject to the satisfaction at or prior to the Effective Date of the following conditions:
          (A) PERFORMANCE. Each of the acts, undertakings, and covenants and other agreements of CBI to be performed at or before the Effective Date shall have been duly performed, and CBI shall not have breached any of the representations, warranties, covenants, and other agreements set forth herein.
          (B) EXEMPTION FROM TAKEOVER RESTRICTIONS. CBI shall have taken all steps necessary to exempt and to ensure the continued exemption of the transactions contemplated herein as provided in Section 5.8.
          (C) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CBI contained in this Plan shall be true and correct, in all Material respects, on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date.
          (D) OFFICER’S CERTIFICATE. In addition to the documents described elsewhere in this Plan, HBI shall have received the following documents and instruments:
     (i) A certificate signed by the Secretary or Assistant Secretary of CBI certifying that: (A) CBI’s board of directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Plan and authorizing the consummation of the transactions contemplated by this Plan and certifying that such resolutions have not been amended and remain in full force and effect; (B) each person executing this Plan on behalf of CBI is an officer of CBI, holding the office or offices specified therein, with full power and authority to execute this Plan and any and all other documents in connection with the Plan, and the signature of each person on such documents is his or her genuine signature; and (C) the Governing

Documents of CBI (copies of which shall be attached to such certificate) remain in full force and effect; and
     (ii) A certificate signed by the President and the Chief Financial Officer of CBI dated the Effective Date stating that the conditions set forth in Sections 6.2(A), 6.2(B), 6.2(C), and 6.2(F) of this Plan have been satisfied as of the Effective Date.
          (E) LEGAL OPINION. HBI shall have received a legal opinion, dated the Effective Date, from C. Joseph Giroir, in substantially the form of Exhibit B.
          (F) NO MATERIAL CHANGE. During the period from June 30, 2007 to the Effective Date, no Material change in the business, property, assets (including loan portfolios), Liabilities, prospects, operations, liquidity, income or condition (financial or otherwise) of CBI and/or Centennial shall have occurred.
          (G) DESTRUCTION OF PROPERTY. Between the date of this Plan and the Effective Date, there shall have been no damage to or destruction of real property, improvements or personal property of CBI or Centennial which Materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same, that might have a Material impact upon the operations, business, future operations, or prospects of CBI or Centennial; provided, however, that the availability of insurance coverage may be taken into account in determining whether there has been such a Material impact or Material reduction in market value.
          (H) INSPECTIONS PERMITTED. Between the date of this Plan and the Effective Date, CBI shall have afforded HBI and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, Contracts, documents, loan files and other information of or relating to CBI and Centennial. CBI and Centennial shall have caused all CBI and Centennial personnel to provide reasonable assistance to HBI in its investigations of all matters related to CBI and Centennial.
          (I) OTHER BUSINESS COMBINATIONS, ETC. Other than as contemplated hereunder, subsequent to the date of this Plan, neither CBI nor Centennial shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which CBI and Centennial would merge, consolidate with, effect a business combination with, or sell any substantial part of CBI’s or Centennial’s assets; acquire a significant part of the share of assets of any other person or entity (financial or otherwise); or adopt any “poison pill” or other type of anti-takeover arrangement, any shareholder rights provision, or any “golden parachute” or similar program which would have the effect of Materially decreasing the value of CBI or Centennial or the benefits of acquiring CBI Common Stock.
          (J) MAINTENANCE OF CERTAIN COVENANTS. At the Effective Date: (i) neither CBI nor Centennial shall have issued or repurchased from the date hereof any additional equity or debt securities, or any rights to purchase or repurchase such securities (therefore, there shall be not more than the number of shares of CBI Common Stock set forth in the Recitals of this Plan validly issued and outstanding at the Effective Date); and (ii) from June 30, 2007, there shall have been no extraordinary sale of assets by CBI or Centennial.
          (K) NO LITIGATION. Except as disclosed on Schedule 6.2(K), no action, suit, or other proceeding before any court or any governmental authority pertaining to the transactions contemplated by this Plan or against CBI or any of its Subsidiaries or Materially affecting CBI or any of its Subsidiaries shall have been instituted or threatened on or before the Effective Date.
          (L) TRANSMITTAL OF SHARES; NO DISSENTING SHAREHOLDERS. HBI shall have received certificates representing all of the outstanding shares of CBI Common Stock, each of which shall be accompanied by a Transmittal Form properly completed and executed with respect to Holders who shall receive shares of HBI Common Stock for Merger Consideration in accordance with this Plan or any transmittal form required by HBI for the other Holders. No Holder of CBI Common Stock shall be a Dissenting Shareholder.
          (M) ESCROW AGREEMENT. The Escrow Agreement, in substantially the form of Exhibit C, shall have been executed by HBI, the Escrow Agent and CBI and delivered to HBI.
     6.3. CONDITIONS TO OBLIGATIONS OF CBI. Unless waived in writing by CBI, the obligations of CBI to consummate the transactions contemplated by this Plan are subject to the satisfaction of CBI at or prior to the Effective Date of the following conditions:
          (A) PERFORMANCE. Each of the acts, undertakings, and covenants of HBI and HBI Acquisitions to be performed at or before the Effective Date shall have been duly performed, and HBI and HBI Acquisitions shall not have breached any of their respective representations, warranties, covenants, and other agreements set forth herein.
          (B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of HBI and HBI Acquisitions contained in this Plan shall be true and correct, in all Material respects, on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date.
          (C) OFFICER’S CERTIFICATE. In addition to the documents described elsewhere in this Plan, CBI shall have received the following documents and instruments:
     (i) A certificate signed by the Secretary or Assistant Secretary of HBI certifying that: (A) HBI’s board of directors has duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Plan and authorizing the consummation of the transactions contemplated by this Plan and certifying that such resolutions have not been amended and remain in full force and effect; (B) each person executing this Plan on behalf of HBI is an officer of HBI, holding the office or offices specified therein, with full power and authority to execute this Plan and any and all other documents in connection with the Plan, and the signature of each person on such documents is his or her genuine signature; and (C) the Governing Documents of HBI (copies of which shall be attached to such certificate) remain in full force and effect;
     (ii) A certificate signed by the President and the Chief Financial Officer of HBI dated the Effective Date stating that the conditions set forth in Sections 6.3(A), 6.3(B), and 6.3(E) of this Plan have been satisfied as of the Effective Date;
     (iii) A certificate signed by the Secretary or Assistant Secretary of HBI Acquisitions certifying that: (A) HBI Acquisitions’ board of directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Plan and authorizing the consummation of the transactions contemplated by this Plan and certifying that such resolutions have not been amended and remain in full force and effect; (B) each person executing this Plan on behalf of HBI Acquisitions is an officer of HBI Acquisitions, holding the office or offices specified therein, with full power and authority to execute this Plan and any and all other documents in connection with the Plan, and the signature of each person on such documents is his or her genuine signature; and (C) the Governing Documents of HBI Acquisitions (copies of which shall be attached to such certificate) remain in full force and effect; and
     (iv) A certificate signed by the President and the Chief Financial Officer of HBI Acquisitions dated the Effective Date stating that the conditions set forth in Sections 6.3(A) and 6.3(B) of this Plan have been satisfied as of the Effective Date.
          (D) LEGAL OPINION. CBI shall have received a legal opinion, dated the Effective Date, from Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., in substantially the form of Exhibit D.
          (E) NO MATERIAL CHANGE. During the period from June 30, 2007 to the Effective Date, no Material change in the business, property, assets (including loan portfolios), Liabilities, prospects, operations, liquidity, income or condition (financial or otherwise) of HBI shall have occurred.
          (F) INSPECTIONS PERMITTED. Between the date of this Plan and the Effective Date, HBI shall have afforded CBI and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, Contracts, documents, loan files and other information of or relating to HBI. HBI shall have caused all HBI personnel to provide reasonable assistance to CBI in its investigations of all matters related to HBI.
ARTICLE VII. TERMINATION
     7.1. TERMINATION UPON CERTAIN CONDITIONS. In the event of the termination or abandonment of this Plan pursuant to the provisions of Section 7.1, this Plan shall become void and have no force or effect, without any further liability on the part of either Party or its respective directors or officers or shareholders with respect to this Plan. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals, under the following conditions:
          (A) MUTUAL CONSENT. By the mutual consent of the Parties, if the board of directors of each Party so determines by vote of a majority of the members of its entire board;
          (B) DELAY. By either Party in the event the Merger is not consummated by the Termination Date, unless the failure of the consummation of the transactions to occur shall be due to the failure of the Party seeking to terminate this Plan to perform its obligations hereunder in a timely manner; provided, however, that neither party may terminate the Plan pursuant to this Section 7.1(B), if such delay results from a change in the method of acquisition pursuant to Section 2.4, and provided, further, that a Party may not terminate the Plan pursuant to this Section 7.1(B) if it is in Material breach of any of the provisions of the Plan;
          (C) NO REGULATORY APPROVALS. By either Party, in the event that, absent the Material breach of the terminating Party, any of the required regulatory approvals set forth in Section 6.1(B) are denied (or should any such required approval be conditioned upon a substantial deviation from the transactions contemplated); provided, however, that either Party may extend the term of this Plan for a sixty (60)-day period to prosecute diligently and overturn such denial provided that such denial has been appealed within fifteen (15) Business Days of the receipt thereof; or
          (D) [RESERVED]
          (E) SECURITIES LAW EXEMPTION. By HBI, in the event it believes, in the exercise of its or its counsel’s reasonable judgment, that the issuance of the HBI Common Stock (1) is not or may not be exempt from registration under the Securities Act pursuant to Rule 506 or any applicable state securities laws, or (2) would require HBI’s registration as a broker-dealer, agent or similar registration under any applicable state securities laws.
     7.2. TERMINATION FOR BREACH. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals, by either Party if there has been a Material breach on the part of the other Party of its representations, warranties, covenants, or other agreements set forth herein or in any Schedule or certificate delivered pursuant hereto. The non-breaching Party expressly reserves all rights and remedies available in law or equity if this Agreement is terminated for breach.
ARTICLE VIII. POST-CLOSING MATTERS
     8.1. MANAGEMENT OF CBI AND CENTENNIAL.
          (A) From the Effective Date, through and including December 31, 2008 (the “Carry-Over Control Period”), the directors and officers of CBI and Centennial as of the Effective Date (and any replacements thereof elected by such directors, or recommended by such directors to HBI to be elected by HBI as the sole shareholder of the Surviving Corporation) shall continue to manage the business and affairs of the Surviving Corporation and Centennial prudently (as if such directors and officers were the owners of the Surviving Corporation and

Centennial), in a safe and sound manner, in accordance with all applicable laws and regulations (including, without limitation, those of any Regulatory Authorities) and in compliance with any policies HBI has adopted or may adopt that are generally applicable to all of its bank Subsidiaries. In managing the business and affairs of the Surviving Corporation and Centennial, such directors and officers shall consult with HBI and its officers, and to the fullest extent possible coordinate the business operations of the Surviving Corporation and Centennial with HBI’s operations and those of HBI’s Subsidiaries.
     (B) During the Carry-Over Control Period, HBI shall not take any action the consequence of which shall be to:
          (1) Amend the Governing Documents of the Surviving Corporation or Centennial;
          (2) Remove, or fail to re-elect, any director of the Surviving Corporation or Centennial serving in such capacity on the Effective Date, or fail to elect any replacements thereof recommended by such directors to HBI to be elected by HBI as the sole shareholder of the Surviving Corporation; or
          (3) Otherwise direct the management of the business and affairs of the Surviving Corporation or Centennial;
provided, however, that, notwithstanding the foregoing, HBI may: (i) elect, or require to be elected, one (1) director to the board of each of the Surviving Corporation and Centennial, which director shall serve ex officio on each board committee (and, as may be necessary in connection with the elections or committee membership of such directors, amend or require to be amended the Governing Documents of the Surviving Corporation or Centennial); (ii) remove any director, officer or employee of the Surviving Corporation or Centennial for Cause (as defined below), in the event that such removal shall not have been timely effected by action of the board or an officer of the Surviving Corporation or Centennial after a written request for removal shall be presented to the Surviving Corporation or Centennial by HBI; (iii) cause the Surviving Corporation to be merged into HBI or any Subsidiary of HBI, provided that the control of the business and affairs of Centennial remains subject to this Section 8.1; (iv) cause CBI to obtain from HBI, a Subsidiary of HBI, or any Person designated by HBI, those services set forth on Schedule 8.1 hereto, or such other services as HBI shall hereafter designate; provided, however, that all such services shall be substantially upon the same terms, and at equivalent prices, to those that could be obtained by the Surviving Corporation or Centennial from Third Parties, such determination to be made in the reasonable discretion of the board of directors of the Surviving Corporation or Centennial; (v) take any other action required by law, a Regulatory Authority or a Securities Regulatory Authority; or (vi) terminate at any time this Section 8.1 and Section 8.2, and thereby assume full control of the business and affairs of the Surviving Corporation and Centennial (including, without limitation, the right to remove directors and officers and to elect or appoint their successors), and eliminate any obligation to pay Contingent Consideration, by written notice to the Holders accompanied by payment to the Holders, in the aggregate, of the sum of $4,000,000, with Holders having the option to receive cash or HBI Common Stock valued at $22.00 per share.

          (C) For purposes of Section 8.1(B), “Cause” for removal of any director, officer or employee shall be limited to (i) a directive of a Regulatory Authority or a Securities Regulatory Authority requiring the removal of such director, officer or employee; (ii) fraud, misappropriation, embezzlement, theft, dishonesty, breach of any fiduciary duty owed to the Surviving Corporation or Centennial, or similar actions by such director, officer or employee; or (iii) the committing of any act, or failure to act where there is a duty to act, by such director, officer or employee, where such act or omission constitutes an indictable criminal offense.
     8.2. CONTINGENT CONSIDERATION.
          (A) ADDITIONAL DEFINITIONS. In addition to the definitions set forth elsewhere in this Agreement, the following definitions shall apply for purposes of Sections 2.1(E) and 8.2:
          “Adjusted Cash Earnings Before Tax” means, for the period January 1 through December 31, 2008, an amount equal to: (w) Centennial’s income before taxes, plus (x) Core Deposit Intangible Amortization, minus (y) the Imputed Capital Charge, minus (z) interest expense on the trust preferred securities of CBI that were outstanding on the Effective Date; which amount shall be further adjusted by the addition or subtraction, as applicable, of any Other Adjustments.
          “Base Amount” means $3,044,100.
          “Contingent Cash Consideration” means any amount due under Section 8.2(B) below which Holders shall receive in cash.
          “Contingent Stock Consideration” means any amount due under Section 8.2(B) below which Holders shall receive in shares of HBI Common Stock.
          “Core Deposit Intangible Amortization” means the amortization of the estimated value related to Centennial’s customer deposit relationships on the Effective Date.
          “Holder Representative” means any Holder who has been designated by all Holders and given a special power of attorney by all Holders with respect to the determination of the amount of Contingent Consideration and other matters relating to the transactions contemplated by this Agreement and the Escrow Agreement, and who shall have power to bind all Holders as to such matters.
          “Imputed Capital Charge” means the interest imputed on any Capital contributed to Centennial by HBI or any HBI Subsidiary, from the date or dates of such contribution through December 31, 2008, using the Fed Funds rate(s) in effect from time to time during such periods.
          “Other Adjustments” means such addition of income or subtraction of expense as shall be determined under Section 8.2(D).

          Except as is expressly provided otherwise in this Agreement, terms used in this Section 8.2 are ascribed the meanings given them under GAAP, and computations made pursuant to this Section 8.2 shall be made in accordance with GAAP.
          (B) COMPUTATION OF CONTINGENT CONSIDERATION. In the event that Centennial’s Adjusted Cash Earnings Before Tax for the calendar year ending December 31, 2008 shall exceed the Base Amount, such excess shall be multiplied by 9.58, and the resulting sum shall be the Contingent Consideration payable in the aggregate to the Holders; provided, however, that the maximum amount of Contingent Consideration shall be $4,000,000, regardless of the amount by which Adjusted Cash Earnings Before Taxes shall exceed the Base Amount, and provided, further, that the Contingent Consideration so computed shall be reduced, on a dollar-for-dollar basis but not to an amount less than zero and in accordance with the terms and conditions hereof, by the amount of any loss or expense suffered or incurred by HBI as the result of the inaccuracy, breach or violation of any representation, warranty or covenant of CBI contained in Section 4.1 once such losses or expenses suffered or incurred by HBI exceeds $250,000 in the aggregate (the “Deductible”) and then only for losses or expenses incurred by HBI in excess of the Deductible. In no event shall the Contingent Consideration be reduced by more than $2,000,000 for losses or expenses incurred by HBI hereunder. No amount applied as an IRS Examination Reduction or a Loan Reduction against the Merger Consideration Reduction shall also cause a reduction of Contingent Consideration. In the event that HBI determines that it is entitled to a reduction in the Contingent Consideration, HBI shall provide written notice thereof to CBI within three business days from the date that HBI determines that it is entitled to the reduction and such notice shall contain a detailed description and explanation of the facts and circumstances supporting HBI’s rationale for claiming the reduction to the Contingent Consideration. In the event CBI disputes HBI’s claim and such dispute shall not be resolved by agreement of HBI and CBI within ten (10) days after written notice of HBI’s claim hereunder, then such dispute shall be resolved by binding arbitration, held in Little Rock, Arkansas, by the American Arbitration Association under its Commercial Arbitration Rules or other method mutually acceptable to CBI and HBI and neither Party shall have the right to seek resolution or relief from a court of competent jurisdiction except to enforce the award rendered by the arbitrator(s). The aggregate amount of Contingent Consideration, if any, shall be allocated among the Holders in the same proportions and as between Stock Consideration and Cash Consideration as the Merger Consideration was allocated.
          (C) PAYMENT OF CONTINGENT CONSIDERATION. Not later than thirty (30) days following the delivery to HBI of consolidated and consolidating audited financial statements for HBI for the year ended December 31, 2008 (or such later time as all disputes have been resolved under Section 8.2(D)), HBI shall cause written notice to be given to the Holders (the “Payment Notice”) that shall (i) state the amount of Contingent Consideration, if any, payable pursuant to this Section 8.2, (ii) request the Holder’s written election (which shall be irrevocable) (the “Holder’s Payment Election”) between receiving the Holder’s portion of the Contingent Consideration as Contingent Stock Consideration (for which purposes a share of HBI Common Stock shall be valued at $22.00) or Contingent Cash Consideration, and (iii) advise that such election shall be made by HBI in the event the Holder’s Payment Election, indicating the Holder’s election, is not returned to HBI within thirty (30) days after the date of the Payment Notice. If the Holder elects to receive Contingent Stock Consideration, he or she must make the

Required Rule 506 Representations and agree to the Required Rule 506 Restrictions or the Holder will only receive Contingent Cash Consideration. Promptly after HBI’s receipt of a Holder’s Payment Election, HBI shall cause to be paid to the Holder his or her portion of the Contingent Consideration, in the form of Contingent Stock Consideration or Contingent Cash Consideration, as elected by the Holder’s Payment Election; provided, however, that no fractional shares of Contingent Stock Consideration shall be paid, such fractional shares, if any, to be paid in Contingent Cash Consideration, and provided, further, that the Contingent Consideration owed to any Holder who has failed to return his or her Payment Election within the thirty (30) day period immediately following the date of the Payment Notice may be paid by HBI, in its discretion, in the form of Contingent Stock Consideration or Contingent Cash Consideration. Notwithstanding anything else to the contrary, all Holders who are not Accredited Investors shall be deemed to have elected to receive Contingent Cash Consideration.
          (D) DETERMINING OTHER ADJUSTMENTS; DISPUTE RESOLUTION. Any item of income or expense that would under GAAP be classified as “extraordinary” shall be an Other Adjustment. Additionally, either HBI or the Holder Representative (acting on behalf of the Holders) may, by written notice to the other, propose that a particular income or expense of Centennial be deemed an Other Adjustment based on the fact that such income or expense is of a one-time, non-recurring or non-sustainable nature, or is a result of the accounting treatment of the Merger. In the event that HBI and the Holder Representative are unable to agree whether and in what amount the income or expense shall be an Other Adjustment, or in the event that any other dispute shall arise between HBI and the Holder Representative regarding the determination of the amount of Contingent Consideration, and any such proposal or dispute shall not be resolved by agreement of HBI and the Holder Representative within ten (10) days after written notice of such proposal or dispute has been received by the other party, such matter shall be referred for determination to an independent certified public accountant, mutually selected by HBI and the Holder Representative, whose decision in such matter shall be binding on the Parties. The costs of such independent certified public accountant shall be split equally between HBI and the Holders, unless the independent certified public accountant shall determine that another apportionment of costs is more equitable.
     8.3. DEMAND REGISTRATION RIGHTS. To the extent that any Merger Consideration or Contingent Stock Consideration is then held by the Holders and is not eligible for sale pursuant to Rules 144 or 145 under the Securities Act or, as to any Holder, exceeds the 3-month volume limitations set forth therein, the Holders (acting as a group, and provided that such group holds fifty percent (50%) or more of the shares of HBI Common Stock issued as Merger Consideration and Contingent Stock Consideration) shall be entitled to one (1) standard demand registration under the Securities Act of the shares of HBI Common Stock constituting Merger Consideration or Contingent Stock Consideration, such right to be exercised by giving written notice to HBI any time after December 31, 2008 and prior to or on December 31, 2009. Such registration shall be at HBI’s expense (except that the participating Holders shall be responsible for the SEC and NASD registration fees, the underwriting discount, and any fees and expenses of counsel for the participating Holders), and otherwise including such terms and conditions as shall be mutually agreeable to the participating Holders and HBI. The rights under this Section 8.3 shall expire if not exercised by written notice to HBI after December 31, 2008 and prior to or on December 31, 2009, and may be exercised one time only.

ARTICLE IX. OTHER MATTERS
     9.1. SURVIVAL. Only the representations, warranties, covenants, or other agreements contained in ARTICLES I, II and VIII of this Plan shall survive the Effective Date, regardless of whether a provision specifically states that such provision survives; provided, however, that the representations, warranties and covenants contained in Section 4.1 shall survive until December 31, 2008 (or such later time as all disputes have been resolved under Section 8.2(B) or (D)), for the purpose of determining any reduction to the Contingent Consideration. If the Merger is abandoned and this Plan is terminated, the agreements of the Parties in Sections 5.5(C), 7.1, 9.5, and 9.12 shall survive such abandonment and termination.
     9.2. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or (B) amended or modified at any time (including the structure of the transactions contemplated by this Plan) by an agreement in writing among the Parties approved by their respective boards of directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of CBI, the consideration to be received by a Holder of CBI Common Stock shall not thereby be altered. Nothing contained in this Section 9.2 is intended to modify HBI’s rights pursuant to Section 2.4.
     9.3. COUNTERPARTS. This Plan may be executed in one or more facsimile counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.
     9.4. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Arkansas, except as federal law may be applicable.
     9.5. EXPENSES. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated by this Plan.
     9.6. NOTICES. All notices, demands, and requests given or required to be given by one Party to the other Party shall be in writing. All such notices, demands, and requests shall be deemed to have been properly given if served in person, sent by telefacsimile (and receipt confirmed) or by prepaid nationally recognized overnight delivery service providing proof of delivery, addressed as follows:

If to HBI or HBI
Acquisitions, to:	Home BancShares, Inc.
719 Harkrider
Conway, Arkansas 72032
Attn: Ron Strother, President
Fax: 501-329-2991

With a copy to:	Mitchell Williams Selig Gates & Woodyard, P.L.L.C.
425 W. Capitol Avenue, Suite 1800
Little Rock, Arkansas 72201
Attn: John S. Selig, Esq.
Fax: 501-918-7804

If to CBI or
the Principal
Shareholders, to:	Centennial Bancshares, Inc.
8201 Cantrell Road, Suite 370
Little Rock, Arkansas 72227
Attn: Chris Roberts, President and CEO
Fax: (501) 478-4840

With a copy to:	Centennial Bancshares, Inc.
8204 Cantrell Road, Suite 370
Little Rock, Arkansas 72227
Attn: John Olaimey, EVP — COO and General Counsel Fax: (501) 748-4840
          Notices, demands and requests sent pursuant to this section shall be deemed to be received (A) on the date of delivery if received by telefacsimile (and receipt confirmed) or by person and, (B) on the next Business Day if sent by prepaid overnight delivery service.
     9.7. TIME IS OF THE ESSENCE. The Parties hereto agree that time is of the essence with respect to the Effective Date and each and every condition and covenant contained herein.
     9.8. ASSIGNMENT. The assignment of this Plan by a Party without the express written consent of the other Party hereto shall be void; provided, however, that this Section 9.8 is not intended to modify HBI’s rights pursuant to Section 2.4.
     9.9. BINDING EFFECT. This Agreement shall be binding upon the Parties and their respective successors and assigns.
     9.10. SEVERABILITY. The holding of any provision of this Plan invalid, illegal, or unenforceable, in whole or in part, shall not affect the other provisions of this Plan, which shall remain in full force and effect.
     9.11. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and the Confidentiality Agreement represent the entire understanding of the Parties with reference to transactions contemplated by this Plan and supersede any and all other oral or written agreements previously made. Nothing in this Plan, expressed or implied, is intended to confer upon any Person other than the Parties any rights, remedies, obligations or Liabilities under or by reason of this Plan.

     9.12. ENFORCEMENT PROCEEDINGS. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Plan were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Plan and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any action or proceeding in connection with the enforcement of this Plan, the prevailing Party will be entitled to reimbursement of its reasonable attorneys’ fees and expenses from the non-prevailing Party.
     9.13. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.
(Signature pages follow)

     IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

HOME BANCSHARES, INC.
By:	/s/ Ron W. Strother
Ron W. Strother
President and Chief Operating Officer

HBI ACQUISITIONS, INC.
By:	/s/ Ron W. Strother
Ron W. Strother
President and Chief Operating Officer

CENTENNIAL BANCSHARES, INC.
By:	/s/ Chris Roberts
Chris Roberts
President and CEO

PRINCIPAL SHAREHOLDERS:
/s/ S. Gene Cauley
S. Gene Cauley

/s/ Rick Ferguson
Rick Ferguson

/s/ Steve Wortman
Steve Wortman

/s/ Chris Roberts
Chris Roberts

/s/ John T. Olaimey
John T. Olaimey

/s/ C. Joseph Giroir
C. Joseph Giroir

LIST OF EXHIBITS

EXHIBITS:
Exhibit A	Articles of Merger

Exhibit B	Legal Opinion of C. Joseph Giroir

Exhibit C	The Escrow Agreement

Exhibit D	Legal Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
Appendix 1, Page A-47

CBI SCHEDULES

Schedule 3.4	Changes or Commitments Respecting Line of Business or Operating Procedures

Schedule 3.6	New or Changes to Compensation, Employment Agreements, Etc.

Schedule 3.7	New or Changes to Benefit Plans

Schedule 3.8	Disposition of Assets

Schedule 3.11	New or Changes to Contracts

Schedule 4.1(B)	Jurisdictions Where CBI and its Subsidiaries are Qualified to do Business; Orders, etc. Affecting Status

Schedule 4.1(C)	Shares Outstanding

Schedule 4.1(D)	CBI Subsidiaries

Schedule 4.1(G)	No Defaults — Agreements Requiring Third Party Consent

Schedule 4.1(H)	CBI Financial Reports

Schedule 4.1(I)	Undisclosed Liabilities of CBI

Schedule 4.1(J)	No Events Causing Material Adverse Effect

Schedule 4.1 (K)	Properties: Leases, Subleases, Defects of Title or Condition

Schedule 4.1(L)	Intellectual Property Rights

Schedule 4.1 (M)	Litigation, Regulatory Action

Schedule 4.1(N)	Compliance with Laws

Schedule 4.1(O)	Material Contracts

Schedule 4.1(Q)	Brokers and Finders

Schedule 4.1(R)(1)	List of Employee Benefit Plans

Schedule 4.1(R)(2)	Employee Benefit Plans Not Qualified Under ERISA

Schedule 4.1(R)(4)	Pension Accumulated Funding Deficiency

Schedule 4.1(R)(5)	Amount by Which Benefit Liabilities Exceed Plan Assets

Schedule 4.1(R)(6)	Obligations for Retiree Health and Life Benefits

Schedule 4.1(R)(7)	Agreements Resulting in Payments to Employees Under Any Compensation and Benefit Plan with Respect to Proposed Transaction

Schedule 4.1(U)	Asset Classification

Schedule 4.1(V)	Inadequate Allowance for Loan Losses

Schedule 4.1(W)	Insurance

Schedule 4.1 (AA)(1)	Noncompliance with Environmental Laws
Appendix 1, Page A-48

Schedule 4.1(AA)(2)	Pending Proceedings with Respect to Environmental Matters

Schedule 4.1(AA)(3)	Pending Proceedings with Respect to Environmental Matters Involving Loan/Fiduciary Property

Schedule 4.1(AA)(4)	Pending Proceedings with Respect to Environmental Matters Listed in Sections 4.1(Z)(2) or (3)

Schedule 4.1(AA)(5)	Actions During Ownership Which Could Have Material Adverse Effect with Respect to Environmental Matters

Schedule 4.1(AA)(6)	Actions Prior to Ownership Which could Have Material Adverse Effect with Respect to Environmental Matters

Schedule 4.1(AA)(7)	Underground Storage Tanks

Schedule 4.1(AA)(8)	Building Components with Friable Asbestos

Schedule 4.1(BB)	Tax Return Matters

Schedule 4.1(DD)	Derivative Contracts, including a list of any assets pledged as security for such Derivative Contracts

Schedule 4.1(FF)(1)	Employment Contracts Requiring Payment In Connection with Termination

Schedule 4.1(FF)(2)	Contracts with Related Persons

Schedule 4.1(FF)(3)	Leases with Aggregate Annual Rent Exceeding $25,000

Schedule 4.1(FF)(4)	Material Contracts with Affiliates

Schedule 4.1(GG)	Claims of Officers, Directors, Employees

Schedule 6.2(K)	Litigation or Proceedings Materially Affecting CBI or its Subsidiaries Prior to Effective Date
Appendix 1, Page A-49